UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 21, 2022

AUGUSTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54653	41-2252162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 555 – 999 Canada Place, Vancouver, BC, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 687-1717

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 21, 2022, Augusta Gold Corp. (the “Company”) entered into a membership interest purchase agreement (the “Agreement”) with Waterton Nevada Splitter, LLC (“Waterton”) to acquire all of the outstanding membership interests (collectively, the “CR Interests”) of CR Reward LLC, a wholly-owned subsidiary of Waterton (“CR Reward”) in consideration for the Company paying to Waterton the aggregate purchase price consisting of:

(a)	$12,500,000 in cash (the “Closing Payment”) at closing of the acquisition of the CR Interests (the “Closing Date”); plus

(b)	the issuance of 7,800,000 shares of common stock of the Company (“Common Shares”) on the Closing Date (collectively, the “Initial Payment Shares”) at a deemed price per Common Share equal to the United States dollar equivalent (based on the Bank of Canada daily exchange rate for the conversion of Canadian dollars to United States dollars (the “Currency Exchange Rate”) on the business day immediately preceding the Closing Date) of C$1.70, with the aggregate value of the Initial Payment Shares as determined in accordance with this provision being the “Initial Share Value”; plus

(c)	such combination of cash and Common Shares, determined as described below, as have an aggregate value of $15,000,000 less the Initial Share Value (the “Second Payment”) on the date as described below; plus

(d)	$17,500,000 in cash (the “Deferred Payment”) by 90 days following the Closing Date (the “Deferred Payment Deadline”).

The Second Payment must be satisfied on or before the earlier of (in any case, the “Second Payment Date”): (A) the business day on which the Company completes any debt or equity financing (in any case, the “Financing”) and (B) the Deferred Payment Deadline.

If the price at which securities are sold by the Company under the Financing (in any case, the “Financing Price”) is less than C$1.70, the Second Payment shall be satisfied by such combination of cash and Common Shares as may be determined by Waterton in its sole discretion; and (ii) if the Financing Price is C$1.70 or greater, the Second Payment shall be satisfied by such combination of cash and Common Shares as may be determined by the Company in its sole discretion. Any Common Shares issued pursuant to the Second Payment shall be issued at a deemed price per Common Share equal to the United States dollar equivalent (based on the Currency Exchange Rate on the business day immediately preceding the closing date of the Financing) of the Financing Price. The aggregate value of the Initial Share Value and the Second Payment shall be $15,000,000.

The Agreement provides that in no case will the Company be entitled or permitted to issue any Common Shares to Waterton if such issuance would result in Waterton having beneficial ownership (as determined in accordance with applicable securities laws) of more than 9.99% of the outstanding Common Shares, and any portion of the Second Payment that would, if settled by Common Shares, cause the Company to own more than 9.99% of the Common Shares shall be paid entirely in cash.

The obligation of the Company to pay the Deferred Payment will be secured by a Deed of Trust and related financing statement pursuant to which the Company will grant to Waterton a first-priority, perfected security interest running with the property held by CR Reward.

The Agreement contains representations and warranties of the Company to Waterton regarding the Company and its subsidiaries and of Waterton regarding CR Reward and Waterton customary for a transaction of this type. Under the Agreement, Waterton provided to the Company certain customary covenants regarding the conduct of the business of CR Reward prior to the Closing Date and the Company provided certain customary covenants regarding the conduct of the business of the Company. The Agreement provides for customary conditions to closing for each party, including but not limited to, obtaining the approval of the Toronto Stock Exchange for the issuance of the Common Shares.

The Agreement contains provisions pursuant to which each party will indemnify the other for certain breaches of the Agreement, including breaches of representations and warranties, failure to fulfill covenants or obligations under the Agreement or for certain other claims or liabilities that may arise in relation to the transactions contemplated under the Agreement.

The above description is a summary of the material terms of the Agreement and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Exhibits

Exhibit No.	Name

10.1	Membership Interest Purchase Agreement dated April 21, 2022*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUGUSTA GOLD CORP.

Date: April 27, 2022	By:	/s/ Tom Ladner
	Name:	Tom Ladner
	Title:	VP Legal